CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-EffectiveAmendment No. 1 to Registration Statement No. 333-210491 of our report dated March 3, 2017, relating to the financial statements of MEMBERS Life Insurance Company(which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to MEMBERS Life Insurance Company being a member of a controlled group of affiliated companies and as such its results may not be indicative of those of a stand-alone entity), appearing in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 31, 2017